Exhibit 10.5

STOCK PURCHASE AND SHAREHOLDERS AGREEMENT

This agreement made as of this 1st day of June, 1999 by and among Amtralease Truck Leasing Services Corp., a New Jersey corporation (“Ameriquest”) and Douglas Clark (the “Shareholder”).

1.                                      Background

A.                                    The Shareholder conceived and originated the concept of Ameriquest and spent countless hours and effort promoting Ameriquest to the members of American Truck Leasing Network, Inc. who ultimately elected to become participants and/or shareholders in Ameriquest.

B.                                    In recognition of the effort expended to date and to be expended in the future, the Board of Directors of Ameriquest (“Board”) finds it in the best interest of Ameriquest to grant the Shareholder the right and option to purchase shares of Ameriquest all on the terms and conditions hereinafter set forth.

C.                                    In order to insure in part, the harmonious and successful management and control of Ameriquest, it is considered desirable to provide certain restrictions on the shares now or hereinafter acquired of the company by the Shareholder.

D.                                    The parties hereto enter into this agreement to formalize and memorialize their agreements and understandings with respect to Purchaser’s rights to acquire shares of Ameriquest.

NOW, THEREFORE, the parties hereto for good and valuable consideration and intending to be legally bound do agree as follows:

Acquisition of a 20% interest

1.                                      The Shareholder hereby agrees to initially purchase eight thousand eight hundred fifty-six (8,856) shares of the common stock of Ameriquest representing a 20% equity investment at a price of $25.00 per share for a total of $221,400.  Purchase price shall be payable as follows:

a.                                      $43,280 shall be payable upon the full execution of this Agreement (Shareholder having already paid $1,000); and

b.                                      The balance of $177,120 shall be payable in five annual installments of $35,424 on each successive twelve (12) month anniversaries of this Agreement except that the Shareholder may elect on one occasion only to defer payment of the annual installment, in which case the term for payment shall be extended six (6) years.  This obligation shall be evidenced by the Note attached as Exhibit “A”.

2.                                      Anti-Dilution Provision

It is the parties intent that the Shareholder at all times may have the privilege of maintaining the 20% equity interest in Ameriquest.  To this end, ninety-one thousand one hundred forty-four (91,144) shares of the authorized shares shall be set aside and subject to the right and option of the Shareholder to additional shares from this pool so that his interest shall not be diluted below 20%.  Commencing January 1, 2000 and on the 1st day of January during the next successive four (4) years, Ameriquest will notify the Shareholder in writing of any additional shares issued during the prior calendar year and the Shareholder shall then have the right and option exercisable within thirty (30) days of the written notice to elect to acquire a sufficient number of shares to preserve his 20% position.  The option price shall be the offering price for the shares issued the previous year.  It shall be payable in the same manner as set forth in paragraph 1, i.e., 20% down with the balance payable in equal installments over the remaining term of this Agreement subject to the right of the Shareholder to defer an annual payment one time in which case the balance shall be payable in equal installments over the extended term of this Agreement.  The option contained in this Paragraph 2 shall not be applicable in the event of a public offering.

3.                                      Sole Remedy of Ameriquest in the Event of a Default by Purchaser

If the Shareholder does not make any payment by the due date then the Treasurer of Ameriquest shall notify the Shareholder of the default and the Shareholder shall have ten (10) business days within which to cure same.  In the event of a failure of the Shareholder to cure the default then Ameriquest’s sole remedy will be that the Shareholder will cause all shares for which no payment was made to be returned to Ameriquest and upon a return of the shares the Shareholder shall have no further liability to Ameriquest and this Agreement including the option pursuant to paragraph 2 shall be terminated.

4.                                      Escrowee

Upon payment of the initial forty-four thousand two hundred eighty (44,280) Ameriquest shall cause eight thousand eight hundred fifty-six (8,856) shares to be registered in the name of the Shareholder.  One thousand seven hundred seventy-one (1,771) shares shall be delivered to the Shareholder for the 20% down payment and the balance of the shares shall be held in escrow by Dilworth Paxson LLP (“Escrowee”) and shall be delivered to the Shareholder at the time that payments are made based upon the $25.00 share price.  Shares acquired pursuant to the option contained in paragraph 2 shall be allocated accordingly between the Shareholder and Escrowee i.e. the shares shall be delivered to the Shareholder when and as payments are made.  Upon written demand signed by Ameriquest and the Shareholder jointly, the Escrowee shall cause all remaining shares to be re-conveyed to Ameriquest.  Until or unless the shares are re-conveyed the Shareholder shall have and enjoy all rights as a shareholder to the full eight thousand eight hundred fifty-six (8,856) shares plus any additional shares acquired pursuant to the options set forth in paragraph 2 including, without limitation, the right to vote all shares and to receive any dividends or to participate in stock splits.  Shareholder shall have the right at any time to accelerate the release of shares by prepayment to Ameriquest.

5.                                      Transfer of Shares

The Shareholder may not give, sell, pledge, bequeath, assign, encumber, transfer or otherwise dispose of any of the shares except as otherwise expressly permitted to do so by the terms of this Agreement.  Any purported transfer of the shares in violation of the terms of this Agreement shall be void and the company shall not recognize or give any effect to any such transfer.

6.                                      Permitted Transfers

The Shareholder may at any time or times sell, transfer or otherwise dispose of any and all shares to (a) the Company, or (b) subject to the terms and conditions of this Agreement (including without limitation, Section 8), any “Permitted Transferee,” defined as (i) any Ameriquest member or (ii) subject to the Company’s approval, any designee of an Ameriquest member, any such designee being limited to affiliates of such member including senior management and principal owners of such member or companies affiliated with such member, provided in any case that such transferee agrees to be bound by all of the terms of this Agreement.

7.                                      Offers Upon Involuntary Transfers

A.                                    If (i) any of the shares of the Shareholder would for any reason (other than a pledge to secure the valid debts of the Company) to be transferred by operation of law (including, but not limited to, a transfer arising as a result of the divorce, bankruptcy, receivership, insolvency or similar proceeding of or with respect to the Shareholder, as an assignment by the Shareholder for the benefit of creditors, the admission by the Shareholder of his inability to pay his debts when due, a merger, change in control or sale of substantially all of the assets of the Shareholder, or any judicial process, but excluding the death of the Shareholder), the Shareholder shall immediately have the obligation to sell to the Company, and the Company shall have the obligation to purchase from the Shareholder, all of the shares held by the Shareholder at a purchase price equal to the book value of the shares (as determined by the Company’s independent accountant) measured at the time that such triggering event hereinabove described occurs.

B.                                    The purchase price for all shares purchased by the Company pursuant to this Section 7 snail be paid in accordance with the provisions of Section 10 hereof.

8.                                      Voluntary Transfers of Shares

A.                                    Except as otherwise expressly permitted elsewhere in this Agreement in connection with a transfer of shares to the Company, if the Shareholder desires to voluntarily dispose of some or all of his shares to a Permitted Transferee and only after compliance with the following provisions.  The Shareholder shall first give written notice to the Company of his intention to dispose of such shares, identifying the number of shares that the Shareholder desires to dispose of, the proposed purchase price per share and the name of the proposed purchaser (the “Offer”) and attaching an exact copy of the Offer received by the Shareholder.

B.                                    Upon the Company’s receipt of such notice, the transferring Shareholder shall be deemed to have offered to sell to the Company all of the Shareholder’s shares sought to be purchased pursuant to the Offer.  The Company shall have the right, but not the obligation, upon written notice to the transferring Shareholder to be given within thirty (30) days after receipt of notice of the Offer from the transferring Shareholder, to elect to purchase all such shares.

C.                                    The price per share to be paid pursuant to this Section 8 shall be the per share purchase price for each share as described in the Offer.  To the extent that the Offer contains a purchase price which is either wholly or in part made up of non-cash items, the Company, if it elects to purchase all such shares pursuant to this Section 8, shall be permitted to substitute cash of equivalent value.

D.                                    When exercising the right granted in Section 8B above, the Company must elect to purchase all sha res which the Shareholder proposes to sell for the price and upon the same terms for payment of the price as are set forth in the Offer; provided, however, that if said Offer received by the transferring Shareholder shall provide for any act or action to be done or performed by the third party making such Offer at any time before or within thirty (30) clays following the last day for exercise of the Company’s right to purchase pursuant to Section 8B above, then the Company shall be deemed to have complied with the terms and conditions of such Offer if the Company does or performs such act or action within thirty (30) days following the last day for exercise of the Company’s right to purchase pursuant to Section 8B above.

E.                                     If the Company does not elect to purchase all of the shares which the transferring Shareholder proposes to sell pursuant to this Section 8 the Shareholder may accept the Offer which the transferring Shareholder mailed with his, her or its notice to the Company pursuant to Section 8A above and transfer, subject to Sections 6 and 25 hereof, all, but not less than all, of the Shares which he, she or it proposes to sell pursuant thereto on the same terms and conditions set forth in such Offer, provided that any transferee of such Shares shall be bound by the provisions of this Agreement (including without limitation, Sections 6 and 25 hereof) as provided by Section 11 below.

F.                                      If any such sale contemplated in Section 8C above is not completed within ninety (90) days after the date notice is received by the Company under Section 8A above, all such shares shall again become subject to all of the restrictions and provisions of this Agreement.

9.                                      Transfers Upon Death of a Shareholder

In no event shall the death of the Shareholder trigger any right or option on the part of the Company to acquire any of the Shareholder’s shares.

10.                               Payment of Purchase Price

All shares purchased pursuant to Sections 7 or 8 of this Agreement shall be paid for in the following manner:

A.                                    The purchase price for any shares purchased by the Company pursuant to Section 7 hereof shall be payable pursuant to promissory note(s) properly executed and delivered to the seller as applicable, in one installment of principal and interest, due on the first anniversary of Closing of the sale (as provided for in Section 10C below), provided that the Company shall have the right at any time to prepay the purchase price, plus interest accrued from Closing, in whole or in part without penalty.  The promissory note(s) shall bear interest from the date of execution at the rate then required in order to avoid imputed interest recharacterization for federal income tax purposes.  If not paid in full on or before any due date, any installment due under any promissory note(s) shall bear interest at the rate per annum of the lower of (i) 2% above the interest rate in effect for payments under the promissory note(s) or (ii) the maximum lawful rate permitted by law, if any, which interest shall accrue from said due date until the date of actual payment.

B.                                    The purchase price for any shares purchased by the Company pursuant to Section 8 hereof shall be payable in the manner provided for in such Section 8.

C.                                    Unless another date is mutually acceptable to the Company and the selling shareholder, Closing shall occur (i) in the case of a purchase pursuant to Section 7 above, not later than the thirtieth (30th) day following the date of final determination of the per share purchase price, (ii) in the case of a purchase pursuant to Section 8 above, not later than the thirtieth (30th) day following the date which is the last day for exercise of the right to purchase the shares by the Company.

D.                                    As a condition to the purchase of any shares hereunder, the selling shareholder shall deposit the certificates representing the shares to be sold accompanied by executed stock powers, any transfer stamps applicable thereto, and an Assignment Separate from Certificate, if necessary, with an escrow agent mutually acceptable to the Company and the Shareholder, which escrow agent shall ratably release shares to the Company no less frequently than annually as the promissory note(s) are amortized.

11.                               Agreement binding on All Persons Interested in Shares

Each person who now or hereafter acquires any legal or equitable interest in any shares subject to this Agreement shall be bound by the terms of this Agreement.  No issuance or transfer of shares shall be effective and the Company shall not enter any issuance or transfer upon the stock books of the Company or issue a certificate in the name of any person unless the Company is satisfied that such person is, and in a manner satisfactory to the Company has acknowledged being, bound by the terms of this Agreement.

12.                               Location of Closing

Except as otherwise expressly provided, Closing pursuant to the exercise of a right or obligation to purchase shares pursuant to this Agreement shall be held at the principal executive offices of the Company.

13.                               Entry of Legend Upon Stock Certificates

The following legend shall be immediately entered on each stock certificate representing shares owned by the Shareholder:

“Transfer of the shares of Amtralease Truck Leasing Services Corp. represented by this certificate is restricted by the terms of that certain Shareholders’ Agreement dated as of the            day of June, 1999, a copy of which is on file at the principal executive offices of the Company.”

14.                               After-Acquired Shares - Subsequent Shareholders

The terms and conditions of this Agreement shall specifically apply, not only to shares owned by the Shareholder at the time of execution of this Agreement, but also to any shares acquired by Shareholder subsequent to such execution.  In the case of any transfer permitted by this Agreement, the transferee shall be required to join in this Agreement.

15.                               Notices

Notices under this Agreement shall be in writing and sent by registered or certified mail, return receipt requested, postage paid, to the Company at its principal executive offices located at 35 East Kings Highway, Suite 203, Haddonfield, New Jersey 08033 and to the Shareholder at his last address as shown on the records of the Company or at such other address with respect to any party hereto as such party shall notify the others in writing.

16.                               Gender

Pronouns used herein are to be interpreted as referring to the masculine, feminine and neuter gender.

17.                               Severability

The various provisions of this Agreement are severable from each other and from the rest of the Agreement, and in the event that any part of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall be fully effective, operative and enforceable.

18.                               Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, donees, successors, transferees and assigns.

19.                               Governing Law

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New Jersey, without regard to conflicts of laws principals.

20.                               Entire Agreement

This instrument contains the entire agreement of the parties and may not be changed orally but only by an agreement in writing signed by the Company and all persons owning shares.

21.                               Counterparts

This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which shall be deemed to be one and the same instrument.

22.                               Headings

The section headings appearing in this Agreement are for convenience only and do not modify or amend the provisions of this Agreement in any way.

23.                               Authorization

The Company is authorized to enter into this Agreement by virtue of a resolution passed by its Board of Directors.

24.                               Joinder

The Shareholder agrees to use his best efforts to cause his spouse to execute the Consent By Spouse in the form attached hereto as Exhibit A.  The Shareholder’s undertaking contained in this Section 24 shall continue to apply, for as long as this Agreement is in effect, with respect to any current or future spouse of the Shareholder.

25.                               Representations by Shareholder and Warranty

A.                                    I am purchasing the shares for my own account and for investment purposes only, and have no present intention, agreement or arrangement for the distribution, transfer, assignment, resale or subdivision thereof and I do not intend to divide my participation with others or to resell or otherwise dispose of all or any part of the shares (except as expressly provided for herein) unless and until I determine at some future time, that changed circumstances, not in contemplation at the time of this purchase, makes such disposition advisable. I understand that, due to the restrictions set forth and the lack of any market existing or to exist for the shares, my investment in the shares will be highly illiquid, and, most likely, will have to be held indefinitely.  I also understand that my investment involves substantial risk.

B.                                    I am fully aware that the shares have not been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), in reliance on the exemptions specified in Regulation D promulgated under Act, which reliance is based in part upon my representation set forth herein and in such other information as may have been requested of me by Ameriquest in order to determine the availability of such exemptions.

C.                                    I certify that I am an accredited investor because I am a Director and Executive Officer of the Company.

D.                                    I understand and agree that if I leave Ameriquest and accept employment with another trade organization of truck leasing companies or competitors of Ameriquest, all voting rights of my shares will be suspended during the period of such employment.

IN WITNESS WHEREOF, the parties hereto have duly executed these presents as of the day and year first above set forth.

AMTRALEASE TRUCK LEASING
SERVICES CORP.

ATTEST:

	By:	/s/ Brian Hogan
By: ,Secretary		Brian Hogan
Chairman of the Board

WITNESS:

/s/ Douglas Clark
Douglas Clark, Shareholder